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Exhibit 10.10

August 2, 2000

Mr. John L. Garibaldi
2078 Meakanu Place
Honolulu, Hawaii 96821

Re: Release and Separation Agreement

Dear Mr. Garibaldi:

        This Release and Separation Agreement confirms all of the discussions and agreements regarding your separation from employment with Hawaiian Airlines ("the Company"). We recognize and appreciate the contributions you have made during your employment with us and we wish you well in your future endeavors. To avoid any disputes or misunderstandings which may arise from your employment and separation from employment with the Company, and to protect the interests of both parties, we have agreed to the following terms:

        1.    Separation from Employment.    Your last day of active service with the Company was July 14, 2000. You will not be required to perform any services for the Company after that date. A press release, attached as Exhibit A, will be released on Monday, July 24, 2000.

        2.    Continuation of Base Salary.    You will be paid: (1) your base salary at the rate of Two Hundred Forty-Five Thousand U.S. Dollars ($245,000.00) per year and; (2) the average of your annual performance bonuses for the past three (3) years ($13,333.34) until July 14, 2002. This total annual amount ($258,333.34) is payable in equal semi-monthly installments or at such other time or times as you and the Company may agree.

        3.    Return of Property.    On July 21, 2000, you turned over to Paul Casey all keys and all other Company materials, records, supplies or equipment you may have had in your possession.

        4.    Continuation of Fringe Benefits.    The Company will provide you the following benefits.

          (a)    Benefit Plans.    The Company shall provide you group life insurance, executive life (in the amount of $490,000) and disability insurance, medical and dental coverage, through July 14, 2002. Thereafter, you may elect to continue medical and/or dental coverage under the Company's medical and dental plans, at your own expense, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985. You can no longer participate in the Company flexible spending plan because you are not an employee.

          (b)    Automobile.    The Company will provide you with an automobile allowance of $600.00 per month through July 14, 2002.

          (c)    Club Dues.    The Company will pay all dues and similar charges (other than initiation fees) for one combination social and golf club, one business meal club and one health or fitness club through July 14, 2002.

          (d)    Travel Benefits.    You and your spouse shall be entitled to travel benefits on Company flights (but not charter flights) at the PS2F category. Your eligible dependents shall be entitled to travel benefits on Company flights (but not charter flights) at the PS2F category when traveling with you and/or your spouse; when not traveling with you and/or your spouse, eligible dependents shall be entitled to travel benefits on Company flights (but not charter flights) at the PS8Y/SAlF category. These benefits will continue through July 14, 2004.

          (e)    Compensation for Fringe Benefits, Made Unavailable By Reason of Employment Separation.    In recognition of the fact that Mr. Garibaldi and/or his dependents will no longer be eligible to participate in the Company's "flexible spending plan" or the Company's 401(k) plan, the Company shall pay Mr. Garibaldi the sum of $65,440 upon the execution of this agreement, in full satisfaction of the Company's obligations under the last sentence of Paragraph 7c of the Employment Agreement.

        5.    Retirement Benefits.    Your date of termination for purposes of your 401 (k) account is July 14, 2000. You will not be allowed to contribute to your 401(k) on a pre-tax basis after that date because you are no longer an employee of the Company.

        6.    Release of Claims.    In consideration of the paragraphs 1-5 and 8-10 herein, you hereby release the Company and its directors, officers, employees, and agents from any and all claims (including, but not limited to, claims for personal injury, pension and/or retirement benefits, infliction of emotional distress, breach of contract or for violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Hawaii Civil Rights Act, and the Hawaii Employment Practices Law, H.R.S. Chapter 378) you now have, known or unknown, arising out of your employment with or separation from employment with the Company. You also waive any claim for attorneys' fees related to the foregoing released claims.

        7.    Confidentiality.    The parties acknowledge that the Confidentiality Provisions of your Employment Agreement (Paragraph 5) with the Company (Appendix "B") remain in full force and effect. After the issuance of the Press Release by the Company, pursuant to provision one hereof, neither party shall publicly comment on your separation of employment with the Company, nor shall either disclose the terms of this Agreement to anyone except you may disclose those terms to your family, attorney, and tax advisor and the Company may disclose those terms to any Company employee or agent who needs to know the information to comply with the terms of this Agreement. Either party may disclose the terms of this Agreement if disclosure is mandated by law.

        8.    Stock Options.    You were granted stock options for the purchase of 100,000 shares of common stock in Hawaiian Airlines, Inc. in 1996. The Company agrees that the expiration date for you to exercise these options will be extended to July 14, 2006. You were also granted stock options for the purchase of 200,000 shares of common stock in Hawaiian Airlines, Inc. in 1998. The Company agrees that you are fully vested in these options and further agrees that the exercise date for these options will be July 14, 2006.

        9.    Promissory Note.    You have executed a promissory note to the Company dated November 12, 1996 in the principal amount of $192,258.44 and bearing interest at the prime rate as reported from time to time by the Wall Street Journal. This loan was entered into in connection with stock options granted you at an exercise price of $3.25 per share and a tax basis of $3.50 a share. The Company agrees that if you sell this stock at $3.50 per share or less, the Company will forgive the interest on the promissory note. If you sell the stock at more than $3.50 per share, the Company will forgive the interest to the extent the net proceeds is less than the total interest owing on the Note. "Net proceeds" is the amount by which the stock sale amount exceeds the basis of $3.50/share at the stock sold. For example, if you sell 57,500 shares at $4.00/share, the "net proceeds" will be $.50 × 57,500 or $28,750. The amount of interest to be forgiven will be determined by deducting the "net proceeds" of $28,750 in this example from the total amount of interest owing under the note at the time of sale. The remaining interest owed would be the amount of interest forgiven by the Company. If you sell less than all of the stock covered by the promissory note, a proportionate amount of the interest on the note is subject to being forgiven. This paragraph applies to sales of the stock on or before September 30, 2006 and will expire if the stock is not sold by that date.

        10.    Outplacement Services.    The Company agrees to provide you outplacement services of your choice up to a maximum amount of $20,000.

        11.    Defense of Claims.    You expressly understand and acknowledge that this Agreement may be pleaded as a defense to, and may be used as the basis for an injunction against any action, suit, administrative or other proceeding which may be instituted, prosecuted or attempted as a result of an alleged breach of this Agreement by either party, or arising out of your employment or termination from employment.

        12.    Arbitration.    You expressly understand and agree that any disputes arising out of (1) the terms and conditions of this Agreement; (2) your employment or termination of employment from the Company; or (3) any claims which either party contends are not waived and released by the operation of paragraph 6 above shall be subject, absent settlement by the parties, to final and binding arbitration in accordance with the Model Employment Arbitration Procedures of Dispute Prevention and Resolution. The Arbitrator shall be required to abide by the provisions of this Agreement and the lawfully adopted policies of the Company, and the Arbitrator shall not modify or alter those provisions and policies. In arbitrations under this Agreement, each party shall bear the costs, fees and expenses of presenting its own case, and half of the Arbitrator's fees and administrative expenses, unless otherwise ordered by the Arbitrator.

        13.    Nonadmissions Clause.    It is understood and agreed by the parties hereto that this Agreement represents a compromise and settlement between the parties hereto, and that nothing contained herein shall be construed as an admission of liability by or on behalf of either party by whom liability is expressly denied.

        14.    Entire Agreement.    This Agreement contains the entire understanding of you and the Company, and fully supersedes any and all prior agreements or understandings pertaining to the subject matter of this Release. Each of the parties hereto acknowledges that no party or agent of any party has made any promise, representation or warranty whatsoever, either expressed or implied, not contained in this Agreement concerning the subject matter hereof to induce any other party to execute this Agreement, and each of the parties hereto acknowledge that it has not executed this Agreement in reliance of any such promises, representations or warranties not specifically contained in this Agreement. Paragraph 5, 8, 10, 13, 14, 17, and 18 of the attached Employment Agreement (Appendix "B") are incorporated by reference herein and are unaffected by this Release and Separation Agreement. All other provisions of the Employment Agreement are extinguished by this Agreement.

        15.    Review of Agreement.    You acknowledge and agree that Hawaiian Airlines has advised you that you may consult with an attorney prior to execution of this Agreement and that you have in fact consulted with an attorney prior to signing this Agreement. You acknowledge and agree that you have twenty-one (21) days to consider this Agreement before accepting, but that you may voluntarily waive the 21-day pre-execution period. By signing this Agreement in both places indicated below at any time during this twenty-one day period, you will be voluntarily waiving the twenty-one (21) day pre-execution period provided by law for the release of any claim you may have under the Age Discrimination in Employment Act. Upon execution, you will have seven (7) days to revoke this Agreement. This Agreement shall not become effective or enforceable against Hawaiian Airlines until the expiration of this seven (7) day period.

        16.    Counterparts and Facsimile.    This Agreement may be executed on documents transmitted by facsimile and/or in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        If you have any questions, please call me.

Very truly yours,
/s/ PAUL J. CASEY
By:	Paul J. Casey President/Chief Executive Officer
/s/ LYN F. ANZAI
By:	Lyn F. Anzai Vice President, General Counsel and Corporate Secretary
UNDERSTOOD AND AGREED:
/s/ JOHN L. GARIBALDI JOHN L. GARIBALDI
Date: August 2, 2000

Pursuant to 29 C.F.R. Section 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period for release of Age Discrimination in Employment Act claims set forth in 29 U.S.C. Section 626(f)(1)(F)(i)
/s/ JOHN L. GARIBALDI JOHN L. GARIBALDI
Date: August 2, 2000
APPROVED BY COUNSEL:
/s/ MARK D. BERNSTEIN MARK D. BERNSTEIN
Date: August 2, 2000

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  Exhibit 10.10